VERSAR

NEWS RELEASE

FOR IMMEDIATE RELEASE September 27, 2017

Offices

Headquarters
Springfield, VA

Inside the U.S.
Aiea, HI
Atlanta, GA
Chandler, AZ
Charleston, SC
Columbia, MD
Denver, CO
Dulles, VA
El Paso, TX
Germantown, MD
Newport News, VA
Oceanside, CA
Richardson, TX
San Antonio, TX
South Easton, MA

Outside the U.S.
Abu Dhabi, UAE
Baghdad, Iraq
Clark, Philippines
Kabul, Afghanistan

VERSAR, INC. ANNOUNCES DECISION BY NYSE TO COMMENCE DELISTING PROCEEDINGS; CONTINUED TRADING OF VERSAR STOCK ON OTC PINK UNDER SYMBOL VSRI

Springfield, VA – September 27, 2017 – Versar, Inc. (NYSE American: VSR) ("Versar" or "the Company") today announced it received a letter dated September 25, 2017 from the New York Stock Exchange ("NYSE" or "the Exchange") stating that the NYSE has determined to commence proceedings to delist the common stock of Versar from the NYSE. The NYSE suspended trading before the market opened on September 25, 2017 as a result of the Company's announcement that it entered into an Agreement and Plan of Merger with Kingswood Capital Management.

On April 12, 2017, Versar announced that it had received a letter from NYSE stating that the Company was not in compliance with Section 1003(a)(i) of the Exchange's Company Guide due to Versar's reported stockholders equity of less than $2 million as of July 1, 2016 and net losses in the fiscal years ended July 1, 2014 and July 1, 2016. Versar submitted a plan of compliance, which was accepted by the Exchange, to come into compliance by August 15, 2017. The period was subsequently extended to September 15, 2017.

In the letter dated September 25, 2017, the NYSE also informed the Company that, under the exchange delisting procedures, the Company has the right to appeal the Exchange's determination by requesting an oral hearing or a hearing based on a written submission before the Exchange's Listing Qualifications Panel. On September 26, 2017, Versar submitted a letter stating that it will appeal the delisting determination and requested an oral hearing. The appeal will stay the delisting determination until the panel renders its decision, following the hearing.

Also, effective September 27, 2017, Versar's common stock will begin trading through OTC Pink under the trading symbol "VSRI". More information can be found at https://www.otcmarkets.com/marketplaces/otc-pink.

VERSAR, INC., headquartered in Springfield, Virginia, is a publicly-traded global project management company providing sustainable value oriented solutions to government and commercial clients in the construction management, environmental services, and professional services market areas.

VERSAR operates the following website: www.versar.com.

Find out more about **VERSAR** at

https://twitter.com/VersarInc
https://www.facebook.com/VersarInc
http://www.linkedin.com/company/38251

For more information, please contact Investor Relations at:
6850 Versar Center, Suite 201 Springfield, VA 22151 703.642.6706 InvestorRelations@versar.com **www.versar.com**

This news release contains forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described herein and in Versar's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2017, as updated from time to time in the Company's periodic filings. The forward-looking statements are made as of the date hereof and Versar does not undertake to update its forward-looking statements.

Contact:	Investor Relations (703) 642-6706 InvestorRelations@versar.com	Robert Ferri Robert Ferri Partners (415) 575-1589 robert.ferri@robertferri.com